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                            March 23, 2023

       Jonathan Ornstein
       Chief Executive Officer
       MESA AIR GROUP INC
       410 North 44th Street, Suite 700
       Phoenix, Arizona 85008

                                                        Re: MESA AIR GROUP INC
                                                            Registration
Statement on Form S-3
                                                            Filed March 10,
2023
                                                            File No. 333-270450

       Dear Jonathan Ornstein:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Claudia
Rios, Staff Attorney, at (202) 551-8770 with any questions.




                            Sincerely,


                            Division of Corporation Finance

                            Office of Energy & Transportation
       cc:                                              Gregory R. Hall, Esq.